Exhibit 99.1

                           3033 Campus Drive                    Tel 800-918-8270
                           Suite E490                           Fax 763-577-2986
                           Plymouth, MN 55441
                           www.mosaicco.com

Press Release

MEDIA CONTACT:          Linda Thrasher, 763-577-2864

INVESTOR CONTACT:       Douglas Hoadley, 763-577-2867

                MOSAIC REPORTS FISCAL 2006 FOURTH QUARTER RESULTS

HIGHLIGHTS

     o The fourth quarter net loss for the period ended May 31, 2006, was $180.9 million, or $0.48 per diluted share ("per share"). This compares to reported net earnings of $94.1 million or $0.22 per share for last year's fourth quarter. Included in the results are:

         o A charge of $287.6 million pre-tax and $285.6 million after tax, or $0.75 per share, from the previously announced restructuring of the Phosphates business.

         o A tax benefit of $81.0 million, or $0.21 per share, related to the reduction in Canadian deferred tax liabilities as a result of statutory changes in future tax rates in the Province of Saskatchewan during the fourth quarter.

         o Pre-tax foreign currency transaction losses of $34.1 million, or $0.05 per share, during the fourth quarter compared with a gain of $8.0 million in the prior year period.

     o Net sales declined 8%, mainly due to lower volumes for phosphates and potash. Mosaic's gross margin declined to 12.5% of net sales compared to 16.9% a year ago. Margins declined as a result of lower production levels and lower high-margin potash sales during the quarter.

     o The Phosphates business had an operating loss of $268.8 million in the fourth quarter, including the restructuring charge, compared with operating earnings of $68.8 million for the same period a year ago.

     o The Potash business had operating earnings of $83.8 million in the fourth quarter compared with $118.9 million a year ago as net sales declined 23% due to lower volumes.

     o The Phosphates business is expected to show improved results in fiscal 2007 due to the completion of the previously announced restructuring activities. The Potash business is also expected to improve during the second half of calendar 2006 with Canpotex shipments resuming to China.

         PLYMOUTH, MN, August 1, 2006 - The Mosaic Company (NYSE: MOS) announced today a net loss of $180.9 million, or $0.48 per diluted share, for the quarter ended May 31, 2006. Mosaic's fiscal 2006 net loss was $121.4 million, or $0.35 per share, compared to fiscal 2005 net earnings of $165.6 million or $0.46 per share.

         Net sales in the fourth quarter were $1.33 billion, a decline of 8% compared with the same period a year ago. The decline in net sales was mainly the result of lower sales volumes for the Potash and Phosphates business segments.

         "Fiscal 2006 was a transition year for Mosaic and we look forward with confidence to 2007 and beyond. We took aggressive strategic action to restructure our Phosphates business at the end of the fiscal year to make us more cost competitive in the global marketplace," said Fritz Corrigan, President and Chief Executive Officer of Mosaic. "In the Potash business, while markets have been weak, we expect volumes to improve during the second half of calendar 2006 now that a supply contract has been entered into between Canpotex and Sinofert in China."

         Mosaic's gross margin for the fourth quarter was $166.2 million compared with $245.6 million for the same period a year ago. This included unrealized mark-to-market gains on derivative contracts of $11.2 million compared with a loss of $4.3 million a year ago. The gross margin as a percent of sales was 12.5% for the fourth quarter compared with 16.9% a year ago. Although selling prices were higher for most products, they were more than offset by an unfavorable sales mix due to lower Potash sales volumes and the effect of reduced potash and phosphates production levels. In addition, operating costs were higher resulting from increases in energy-based raw materials and other input prices.

         Selling, general, and administrative (SG&A) expenses of $54.6 million were incurred in the fourth quarter, compared to $65.8 million for the same period a year ago. This decline was mainly because of a one-time $14 million Brazilian value-added tax (VAT) credit. SG&A costs were adversely affected by first year Sarbanes-Oxley Section 404 compliance activities.

         Non-cash foreign currency transaction losses totaled $34.1 million for the fourth quarter compared with a gain of $8.0 million for the same period a year ago. This was mainly the result of the effect of a strong Canadian dollar on large U.S. dollar-denominated intercompany receivables held by Mosaic's Canadian affiliates.

         For the fourth quarter, Mosaic's tax benefit was $61.2 million on a pre-tax loss of $261.5 million. Mosaic continues to have a high effective underlying tax rate as a result of losses in the United States and Brazil, and because its Canadian-based businesses are taxed at relatively higher rates than the other businesses of the company. Included in the fourth quarter was an $81.0 million tax benefit from the reduction in Canadian deferred tax liabilities as a result of the statutory reduction in future tax rates in the Province of Saskatchewan.

         Mosaic ended the quarter with $173.3 million in cash and cash equivalents. Mosaic's total debt at the end of May 2006 was $2.6 billion, resulting in a debt-to-capital ratio of 42.6%.

POTASH
         The Potash business segment's total sales volume was 1.7 million tonnes during the fourth quarter which was 31% lower than last year's fourth quarter volumes. This was due to a slow North American market as well as a weak export market, especially in China and India. The average potash selling price increased to $141 per tonne, up $6 per tonne from the same period a year ago.

         Potash net sales were $328.3 million for the fourth quarter, down 23% compared with a year ago. The Potash business segment's gross margins declined to $100.1 million in the fourth quarter or 30.5% of sales, compared with $125.7 million a year ago or 29.7% of sales. This included an unrealized non-cash gain of $15.2 million resulting from mark-to-market adjustments on derivative contracts for the fourth quarter compared with a loss of $0.8 million a year ago. Operating earnings were $83.8 million during the fourth quarter compared to $118.9 million for the same period last year.

PHOSPHATES
         The Phosphates business segment's fertilizer and feed shipments were
2.8 million tonnes for the fourth quarter, down 0.6 million tonnes compared with year ago levels. The average fourth quarter diammonium phosphate (DAP) price increased by 14% compared with last year to $248 per tonne.

         Phosphates net sales were $805.8 million for the fourth quarter, 1% lower than the fourth quarter last year. Phosphates' fourth quarter gross margin was $39.9 million or 5.0% of net sales, compared with $96.5 million or 11.9% of net sales for the same period a year ago. Operating losses were $268.8 million, including the Phosphates restructuring charge of $287.6 million, compared with operating earnings of $68.8 million for the same period a year ago.

         The cost of producing DAP increased 10% in the fourth quarter compared with the prior year period mainly because of higher energy-based ammonia and sulfur prices. Operating costs were also higher on a per tonne basis as Mosaic operated its mining and production facilities at lower rates during this period.

OFFSHORE
         Mosaic's Offshore business segment's net sales were $236.8 million for the fourth quarter, an increase of 8% compared with last year. Offshore's fourth quarter operating earnings were $10.5 million compared to a loss of $5.8 million for the comparable period last year. The increase in fourth quarter operating earnings was the result of a Brazilian VAT credit. Offshore results continued to be negatively affected by poor farm economics in Brazil.

NITROGEN
         Mosaic's Nitrogen business segment's fourth quarter operating earnings were $4.7 million compared to $3.5 million for the fourth quarter a year ago.

EQUITY EARNINGS
         Total equity earnings in non-consolidated subsidiaries were $19.4 million for the quarter, an increase of $8.1 million compared with last year's results for the same period. Mosaic's equity earnings from its investment in Saskferco were $10.7 million for the fourth quarter compared with $6.8 million a year ago. Mosaic's equity earnings from Fosfertil were $3.3 million for the fourth quarter compared to $4.7 million last year.

FISCAL 2006
         Net sales increased 21% to $5.3 billion for fiscal 2006 mainly as a result of the business combination that formed Mosaic in October 2004 along with higher prices for phosphates and potash products. Gross margin also increased $111.9 million to $637.4 million, which was 12% of net sales. Higher prices were offset by increased costs of production. Operating earnings were $105.8 million in fiscal 2006, including the $287.6 million Phosphates restructuring charge, compared with $318.5 million in fiscal 2005. There was a foreign currency transaction loss of $100.6 million in fiscal 2006, or $0.15 per share, compared with a gain of $13.9 million a year ago, primarily as a result of a strong Canadian dollar and large U.S. dollar-denominated inter-company receivables held by Mosaic's Canadian affiliates. The equity in net earnings of non-consolidated companies was $48.4 million, a decline of $7.5 million compared with the prior year due to weaker results from Fosfertil. Dividends from non-consolidated companies totaled $26.7 million in fiscal 2006.

         As of the end of fiscal 2006, Mosaic had surpassed its synergy benefits goal from the business combination between IMC Global and Cargill's Crop Nutrition businesses of $145 million calculated on an annual run-rate basis. Synergy benefits include cost reduction and cost avoidance initiatives, production volume enhancement efforts, opportunity savings, capital spending avoidance and other classifications. In fiscal 2006, the benefits of the synergies have been significantly offset by higher costs for energy and other production inputs, wages and benefits, water treatment, raw material inputs, general inflation and one-time costs to achieve them.

OBSERVATIONS AND OUTLOOK
         "We are encouraged by more attractive industry fundamentals in our Phosphates and Potash businesses as well as the expected benefits of our Phosphates restructuring, which should result in lower costs of production and higher margins in fiscal 2007," Corrigan said. "We expect Potash volumes to recover during the second half of calendar 2006 now that contracts have been signed between Canpotex and Sinofert, a key Chinese customer. We believe that inventory levels throughout the potash distribution pipeline, including China and India, have been sharply reduced."

         For Phosphates, fiscal 2007 sales volumes are expected to range from
9.5 to 9.9 million tonnes, including 0.9 millions tonnes of feed phosphates. Phosphates margins are expected to benefit from cost declines due to expectations of lower raw material prices. Potash sales volumes for fiscal 2007 are anticipated to be between 7.7 and 8.1 million tonnes taking into account resumed shipments by Canpotex to China in August 2006.

         In July, Mosaic's single super phosphate (SSP) plant in Quebracho, Argentina began production and is expected to produce up to 240,000 tonnes of granular SSP annually.

         Mosaic anticipates capital spending ranging between $250 million and $290 million during fiscal 2007 compared with $389.5 million in fiscal 2006. This reduced level of capital spending is primarily a result of the Phosphates restructuring.

         Mosaic expects to record a tax benefit of $45 to $50 million in the first quarter of fiscal 2007 as a result of a reduction in future Canadian Federal tax rates, which leads to a reduction in deferred tax liabilities. This is similar in nature to the benefit recorded in the fourth quarter from a reduction in the Saskatchewan Provincial tax rate. As they are implemented, these tax rate changes will result in a lower effective tax rate for Mosaic.


ABOUT THE MOSAIC COMPANY
         The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

         Mosaic will conduct a conference call on Tuesday, August 1, 2006 to discuss fiscal 2006 fourth quarter earnings results. The call will begin at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) and will last no longer than 60 minutes.

              Conference Call Phone Number:  800-591-6944
              International Phone Call-In Number:  617-614-4910
              Participant Passcode: 70958587

         Additionally, a Webcast of the conference call, both live and as a replay, can be accessed by visiting Mosaic's web site at http://www.mosaicco.com/investors. This Webcast will be available up to one year from the time of the earnings call.

         A replay of the audio call will be available through 6:00 p.m. Eastern Daylight Time on Tuesday, August 15, 2006. Please call 888-286-8010 to access the replay and use passcode 33138336.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company's management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks including, but not limited to, changes in policy by foreign governments; changes in environmental and other governmental regulation; the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global Inc. and the ability to fully realize the expected cost savings from their business combination within expected time frames; adverse weather conditions affecting operations in central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of closure of the South Pierce, Green Bay and Fort Green facilities differing from management's current estimates; realization of management's expectations regarding reduced raw material or operating costs, reduced capital expenditures and improved cash flow and anticipated time frames for the closures and the ability to obtain any requisite waivers or amendments from regulatory agencies with oversight of The Mosaic Company or its phosphate business, as well as other risks and uncertainties reported from time to time in The Mosaic Company's reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

                                       ###

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in millions, except per share amounts)

THE MOSAIC COMPANY                                                    (unaudited)
----------------------------------------------------------------------------------------------------
                                                     Three months ended        Twelve months ended
                                                           May 31                    May 31
                                                   -----------------------   -----------------------
                                                      2006         2005         2006         2005
                                                   ----------   ----------   ----------   ----------
Net sales                                          $  1,331.5   $  1,449.7   $  5,305.8   $  4,396.7
Cost of goods sold                                    1,165.3      1,204.1      4,668.4      3,871.2
                                                   ----------   ----------   ----------   ----------
  Gross margin                                          166.2        245.6        637.4        525.5
Selling, general and
  administrative expenses                                54.6         65.8        241.3        207.0
Restructuring and other charges                         287.6            -        287.6            -
Other operating (income) expense                          6.5          3.3          2.7            -
                                                   ----------   ----------   ----------   ----------
Operating earnings (loss)                              (182.5)       176.5        105.8        318.5
Interest expense                                         41.1         43.7        166.5        120.6
Foreign currency transaction (gain) loss                 34.1         (8.0)       100.6        (13.9)
Other (income) expense                                    3.8          0.5         (1.2)        (3.1)
                                                   ----------   ----------   ----------   ----------
Earnings (loss) from consolidated
     companies before income taxes
     and the cumulative effect of a change
     in accounting principle                           (261.5)       140.3       (160.1)       214.9
Provision (benefit) for income taxes                    (61.2)        54.1          5.3         98.3
                                                   ----------   ----------   ----------   ----------
Earnings (loss) from consolidated
     companies before the cumulative effect
     of a change in accounting principle               (200.3)        86.2       (165.4)       116.6
Equity in net earnings of nonconsolidated
     companies                                           19.4         11.3         48.4         55.9
Minority interests in net (earnings) loss
    of consolidated companies                               -         (3.4)        (4.4)        (4.9)
                                                   ----------   ----------   ----------   ----------
Earnings (loss) before the cumulative
     effect of a change in accounting principle        (180.9)        94.1       (121.4)       167.6
Cumulative effect of a change in accounting
     principle, net of tax                                  -            -            -         (2.0)
                                                   ----------   ----------   ----------   ----------
Net earnings (loss)                                $   (180.9)  $     94.1   $   (121.4)  $    165.6
                                                   ==========   ==========   ==========   ==========
Diluted net earnings (loss) per share              $    (0.48)  $     0.22   $    (0.35)  $     0.46
                                                   ==========   ==========   ==========   ==========
Diluted weighted average number of
     shares outstanding                                 384.2        432.8        382.2        360.4

                                                                                     CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                                                                 (dollars in millions)
THE MOSAIC COMPANY                                                                                         (unaudited)
----------------------------------------------------------------------------------------------------------------------

                              Three months ended        Favorable/           Twelve months ended       Favorable/
                                    May 31             (Unfavorable)              May 31             (Unfavorable)
                              -------------------   --------------------    -------------------   --------------------
                                2006       2005      Amount         %         2006       2005      Amount         %
                              --------   --------   --------    --------    --------   --------   --------    --------
NET SALES:
       Phosphates             $  805.8   $  813.8   $   (8.0)         (1)%  $3,097.5   $2,312.5   $  785.0          34%
       Potash                    328.3      423.7      (95.4)        (23)%   1,155.9      869.4      286.5          33%
       Nitrogen                   52.2      (22.3)      74.5        (334)%     143.5      119.8       23.7          20%
       Offshore                  236.8      219.4       17.4           8%    1,238.9    1,228.9       10.0           1%
       Corporate/Other (a)       (91.6)      15.1     (106.7)       (707)%    (330.0)    (133.9)    (196.1)        146%
                              --------   --------   --------    --------    --------   --------   --------    --------
                              $1,331.5   $1,449.7   $ (118.2)         (8)%  $5,305.8   $4,396.7   $  909.1          21%
                              ========   ========   ========    ========    ========   ========   ========    ========

GROSS MARGIN:
       Phosphates             $   39.9   $   96.5   $  (56.6)        (59)%  $  247.7   $  162.5   $   85.2          52%
       Potash                    100.1      125.7      (25.6)        (20)%     351.6      246.1      105.5          43%
       Nitrogen                    6.4        4.5        1.9          42%       16.5       15.4        1.1           7%
       Offshore                   15.7       12.9        2.8          22%       44.9       99.4      (54.5)        (55)%
       Corporate/Other (a)         4.1        6.0       (1.9)        (32)%     (23.3)       2.1      (25.4)      (1210)%
                              --------   --------   --------    --------    --------   --------   --------    --------
                              $  166.2   $  245.6   $  (79.4)        (32)%  $  637.4   $  525.5   $  111.9          21%
                              ========   ========   ========    ========    ========   ========   ========    ========

OPERATING EARNINGS (LOSS):
       Phosphates             $ (268.8)  $   68.8   $ (337.6)       (491)%  $ (139.3)  $   88.5   $ (227.8)       (257)%
       Potash                     83.8      118.9      (35.1)        (30)%     309.8      227.9       81.9          36%
       Nitrogen                    4.7        3.5        1.2          34%       11.2       10.9        0.3           3%
       Offshore                   10.5       (5.8)      16.3        (281)%     (20.4)      23.0      (43.4)       (189)%
       Corporate/Other (a)       (12.7)      (8.9)      (3.8)         43%      (55.5)     (31.8)     (23.7)         75%
                              --------   --------   --------    --------    --------   --------   --------    --------
                              $ (182.5)  $  176.5   $ (359.0)       (203)%  $  105.8   $  318.5   $ (212.7)        (67)%
                              ========   ========   ========    ========    ========   ========   ========    ========

(a) Includes elimination of intercompany sales.

                                                                                                         KEY STATISTICS
THE MOSAIC COMPANY                                                                                          (unaudited)
-----------------------------------------------------------------------------------------------------------------------

                              Three months ended        Favorable/           Twelve months ended       Favorable/
                                    May 31             (Unfavorable)               May 31             (Unfavorable)
                              -------------------   --------------------     -------------------   --------------------
                                2006       2005      Amount         %          2006       2005      Amount         %
                              --------   --------   --------    --------     --------   --------   --------    --------
Sales volumes
    (000 metric tonnes) (a):
    Phosphates (b)               2,782      3,431       (649)        (19)%     10,567      9,191      1,376          15%
    Potash                       1,720      2,505       (785)        (31)%      6,498      5,453      1,045          19%
    Nitrogen                       569        554         15           3%       1,484      1,644       (160)        (10)%

Average price per
    metric tonne:
    DAP (c)                   $    248   $    218   $     30          14%    $    245   $    222   $     23          10%
    Potash (c)                     141        135          6           4%         140        124         16          13%
    Ammonia (d)                    355        301         54          18%         343        303         40          13%
    Sulfur (long ton) (d)           77         65         12          18%          74         66          8          12%

(a) Sales volumes include tonnes sold captively. Phosphates volumes represent dry product tonnes, primarily DAP.

(b) Includes captive sales tonnes to Offshore.

(c) FOB plant/mine.

(d) Delivered Tampa

THE MOSAIC COMPANY                                                   (unaudited)
--------------------------------------------------------------------------------

Selected Non-GAAP Financial Measures and Reconciliations

The following table summarizes the calculation of EBITDA and provides a reconciliation to net earnings (loss):

EBITDA and Adjusted EBITDA Calculation
--------------------------------------------------------------------------------

                                                          Three months ended        Twelve months ended
                                                                May 31                    May 31
                                                        -----------------------   -----------------------
                                                           2006         2005         2006         2005
                                                        ----------   ----------   ----------   ----------
                                                         (dollars in millions)     (dollars in millions)
Net earnings (loss)                                     $   (180.9)  $     94.1   $   (121.4)  $    165.6
Interest expense, exclusive of amortization*                  52.4         50.2        211.0        147.4
Income taxes (benefit)                                       (61.2)        54.1          5.3         98.3
Depreciation, depletion & amortization                        84.7         81.9        324.1        219.3
Amortization of debt refinancing and issuance costs            0.9          1.2          3.4          1.8
Amortization of fair market value adjustment of debt         (12.2)        (7.7)       (47.9)       (28.6)
Amortization of mark-to-market contracts                      (4.4)       (12.4)       (17.5)       (13.9)
                                                        ----------   ----------   ----------   ----------

EBITDA                                                      (120.7)       261.4        357.0        589.9

Restructuring and other charges                              287.6            -        287.6            -

                                                        ----------   ----------   ----------   ----------
Adjusted EBITDA                                         $    166.9   $    261.4   $    644.6   $    589.9
                                                        ==========   ==========   ==========   ==========

* Interest expense is exclusive of amortization of debt financing fees and amortization of fair market value adjustment of debt.

The Company has presented above EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Because not all companies use identical calculations, our calculation of EBITDA may not be comparable to other similarly titled measures presented by other companies. Moreover, EBITDA as presented in this press release is different than similarly titled measures used for purposes of financial covenants in our senior secured bank credit facility and other covenants relating to our indebtedness, all of which require different adjustments, both positive and negative, that were the result of negotiations with the lenders. In addition, Adjusted EBITDA, which we present above, excludes restructuring and other charges related to the restructuring of our Phosphates business. The Restructuring and other charges are not items that are generally excluded from EBITDA. In evaluating these measures, investors should consider that our methodology in calculating such measures may differ from that used by other companies.

EBITDA, or various adjusted measures of EBITDA, is frequently used by securities analysts, investors, lenders and others to evaluate companies' performance, including, among other things, cash flows and profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, Mosaic's management believes that our presentation of EBITDA affords them greater transparency in assessing our financial performance. We believe that Adjusted EBITDA is useful to investors because, when presented with EBITDA, it highlights the extent to which EBITDA in fiscal 2006 and our fourth fiscal quarter was affected by our decision to restructure our Phosphates business. EBITDA and Adjusted EBITDA should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

THE MOSAIC COMPANY                                                   (unaudited)
--------------------------------------------------------------------------------

The following table summarizes the calculation of Total Debt to Capitalization:

Debt to Capitalization Calculation
--------------------------------------------------------------------------------
                                        May 31         May 31
                                         2006           2005
                                      -----------    -----------
                                      (dollars in    (dollars in
                                       billions)      billions)
Numerator
Total debt                            $       2.6    $       2.7

Denominator
Book value of equity                  $       3.5    $       3.2
Total debt                                    2.6            2.7
                                      -----------    -----------
Capitalization                        $       6.1    $       5.9
                                      ===========    ===========

Total debt to total capitalization           42.6%          45.8%